 EXHIBIT 99.1

Pac-Van, Inc. Acquires Storage Container and Storage Trailer Assets From
Acorn Storage Trailers, Inc.

Indianapolis, IN, April 9, 2018 – General Finance Corporation (NASDAQ:GFN) subsidiary  Pac-Van, Inc. announced its acquisition of the assets of Acorn Storage Trailers, Inc. of Bowling Green, Kentucky on Friday, April 6th. Acorn Storage Trailers provides its customers with quality portable storage containers and storage trailers.

 “One of our corporate goals is to continue to grow the Pac-Van brand throughout the United States, thereby strategically expanding where we can best service our customers. Acorn is centrally located between three of Pac-Van’s current locations- Louisville, Nashville and Paducah. With this acquisition, we now have a new location in the third largest metropolitan area in Kentucky, which will allow Pac-Van to better serve new and existing customers in the South Central Kentucky region,” said Jody Miller, President and Chief Executive Officer of General Finance Corporation.

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers, mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 50 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned subsidiary Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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